Exhibit 99.(j)

Global Custody Agreement - New York - General - January 2022

Table of Contents

1.	INTENTION OF THE PARTIES; DEFINITIONS	1

1.1	Intention of the Parties	1
1.2	Definitions; Interpretation	1

2.	WHAT J.P. MORGAN IS REQUIRED TO DO	4

2.1	Set Up Accounts	4
2.2	Deposit of Cash	5
2.3	Segregation and Registration of Assets; Nominee Name	6
2.4	Settlement of Transactions	6
2.5	Contractual Settlement Date Accounting	7
2.6	Income Collection (AutoCredit®)	8
2.7	Miscellaneous Administrative Duties	8
2.8	Corporate Actions	9
2.9	Securities Litigation Services	9
2.10	Proxies	9
2.11	Statements of Account	10
2.12	Access to J.P. Morgan’s Records	10
2.13	Maintenance of Financial Assets at Subcustodian Locations	10
2.14	Restricted Services	10
2.15	Foreign Exchange Transactions	11
2.16	Assets Not Controlled by J.P. Morgan	11
2.17	Change Requests	11

3.	INSTRUCTIONS	12

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions	12
3.2	Verification and Security Procedures	13
3.3	Instructions Contrary to Law/Market Practice	13
3.4	Cut-Off Times	13
3.5	Electronic Access and Cybersecurity	13
3.6	Recording of Telephone Communications	14

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN	14

4.1	Fees and Expenses	14
4.2	Overdrafts	14
4.3	J.P. Morgan’s Right Over Account Assets; Set-off	15

5.	SUBCUSTODIANS AND SECURITIES DEPOSITORIES	15

5.1	Appointment of Subcustodians; Use of Securities Depositories	15
5.2	Liability for Subcustodians and Securities Depositories	16

6.	ADDITIONAL PROVISIONS	16

6.1	Representations of the Customer and J.P. Morgan	16
6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person	17
6.3	Special Settlement Services	17
6.4	The Customer to Provide Certain Information to J.P. Morgan	17
6.5	Information Concerning Deposits Held by J.P. Morgan in the U.S.	17
6.6	Information Concerning Deposits at J.P. Morgan’s Non-U.S. Branches	18

Global Custody Agreement - New York - General - January 2022

6.7	Insurance	19
6.8	Security Holding Disclosure	19
6.9	Regulatory Disclosure; Certain Information of the Customer	19
6.10	Confidentiality	20
6.11	Use of J.P. Morgan’s Name	20

7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER	21

7.1	Standard of Care; Liability	21
7.2	Force Majeure	21
7.3	Country Risk	22
7.4	J.P. Morgan May Consult With Counsel	22
7.5	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result	22
7.6	Ancillary Services	22

8.	TAXATION	23

8.1	Tax Obligations	23
8.2	Tax Relief Services	23

9.	TERM AND TERMINATION	24

9.1	Term and Termination for Convenience	24
9.2	Other Grounds for Termination	24
9.3	Exit Procedure	24

10.	MISCELLANEOUS	25

10.1	Notice	25
10.2	Successors and Assigns	25
10.3	Entire Agreement and Amendments	25
10.4	Governing Law and Jurisdiction	26
10.5	Severability; Waiver; Survival	26
10.6	Counterparts	26
10.7	No Third Party Beneficiaries	26
ANNEX A electronic access		28
ANNEX B availability policy and schedule		30

Global Custody Agreement - New York - General - January 2022

GLOBAL CUSTODY AGREEMENT

This agreement, dated                          ( the "Agreement"), is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION ("J.P. Morgan"), with a place of business at 383 Madison Avenue, New York, New York 10017; and the Entities Listed on Schedule A, each individually, hereto (the "Customer").

1.	INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties

(a)	This Agreement supersedes and replaces the GLOBAL CUSTODY AGREEMENT, dated October 31, 2022, between BROOKFIELD GLOBAL INFRASTRUCTURE INCOME FUND LLC (“Customer”) and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”) and sets out the terms on which J.P. Morgan will provide custodial, settlement, asset servicing and other associated services to the Customer. J.P. Morgan will be responsible for the performance of only those duties expressly set forth in this Agreement. The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in connection with the services under this Agreement. The terms and conditions of this Agreement are applicable only to the services which are specified in this Agreement.

1.2	Definitions; Interpretation

(a)	Definitions

As used herein, the following terms have the meanings hereinafter stated.

“Account” has the meaning set forth in Section 2.1.

“Account Assets” has the meaning set forth in Section 4.3(a).

“Affiliated Subcustodian Bank” means a Subcustodian that is both a subsidiary of JPMorgan Chase & Co. and either (i) a bank chartered or incorporated in the United States of America or (ii) a branch or subsidiary of such a bank.

“Agreement” has the meaning set forth in the Preamble.

“AML/Sanctions Requirements” means (a) any Applicable Law (including but not limited to the rules and regulations of the United States Office of Foreign Assets Control) applicable to J.P. Morgan, or to any J.P. Morgan Affiliate engaged in servicing any Account, which governs (i) money laundering, the financing of terrorism, insider dealing or other unlawful activities, or the use of financial institutions to facilitate such activities or (ii) transactions involving individuals or institutions which have been prohibited by, or are subject to, sanctions of any governmental authority; and (b) any J.P. Morgan policies and procedures reasonably designed to assure compliance with any such Applicable Law.

“Applicable Law” means any applicable statute, treaty, rule, regulation or law (including common law) and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from the Customer in the form as provided by J.P. Morgan (or by written notice in the form as provided by J.P. Morgan from any agent designated by the Customer, including an investment manager) to act on behalf of the Customer under this Agreement, any person who has received a User Code from Customer, or any person authorized by Customer to receive a User Code from J.P. Morgan. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives and has had reasonable time to act upon Instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

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“AutoCredit” has the meaning set forth in Section 2.6(c).

“Bank Receivership” has the meaning set forth in Section 6.5(a).

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Change” has the meaning set forth in Section 2.17(a).

“Change Request” has the meaning set forth in Section 2.17(a).

“Confidential Information” means all non-public information concerning the Customer or the Accounts which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information does not include (i) information that is or becomes available to the general public other than as a direct result of J.P. Morgan’s breach of the terms of this Agreement, (ii) information that J.P. Morgan develops independently without using the Customer’s confidential information, (iii) information that J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to the Customer with respect to that information, or (iv) information that the Customer has designated as non-confidential or consented to be disclosed.

“Control Account Assets” has the meaning set forth in Section 6.1(a).

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that requires discretionary action by the beneficial owner of the Financial Asset, but does not include rights with respect to class action litigation or proxy voting.

“Counterparty” has the meaning set forth in Section 2.1(c).

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation, capital controls, currency restrictions or other governmental actions; the country’s financial infrastructure, including prevailing custody, tax and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Country Risk Event” means an event which occurs as a result of Country Risk.

“Customer” has the meaning set forth in the Preamble.

“Dormant Account” has the meaning set forth in Section 2.1(d).

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Security Entitlement against the Securities Intermediary.

“FDIC” has the meaning set forth in Section 6.5(a).

“Financial Asset” means a Security and refers, as the context requires, either to the Security itself or to the means by which a person’s claim to the Security is evidenced, including a Security certificate or a Security Entitlement. The term “Financial Asset” does not include cash.

“Identifying Information” has the meaning set forth in Section 6.9(a).

“Information” has the meaning set forth in Section 2.11(a).

“Instruction” means an instruction, whether or not in fact authorized, that has been verified in accordance with the Security Procedure or, if no Security Procedure is applicable, that J.P. Morgan believes in good faith to have been given by an Authorized Person.

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“J.P. Morgan” has the meaning set forth in the Preamble.

“J.P. Morgan Affiliate” means an entity controlling, controlled by, or under common control with J.P. Morgan.

“J.P. Morgan Indemnitees” means J.P. Morgan, J.P. Morgan Affiliates, Subcustodians, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred and for the avoidance of doubt, with respect to any Liabilities owed by the Customer, Liabilities shall also include any and all amounts owing to J.P. Morgan by the Customer’s counterparty in connection with collateral Accounts or control Accounts established at J.P. Morgan pursuant to the Customer’s Instruction) and outstanding from time to time.

“Proxy Voting Service” has the meaning set forth in Section 2.10(a).

“Securities” means shares, stocks, debentures, bonds, notes or other like obligations, whether issued in certificated or uncertificated form, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same that are commonly traded or dealt in on securities exchanges or financial markets and any other property as may be acceptable to J.P. Morgan for the Securities Account.

“Securities Account” has the meaning set forth in Section 2.1(a)(i).

“Securities Depository” means any securities depository, clearing corporation, dematerialized book entry system or similar system for the central handling of Securities.

“Security Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means J.P. Morgan, a Subcustodian, a Securities Depository and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means the applicable security procedure to be followed by the Customer (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Customer. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, an authenticated SWIFT message issued in the name of the Customer through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder, shall be deemed to have been verified through a Security Procedure.

“Subcustodian” means any of the subcustodians appointed by J.P. Morgan from time to time to hold Financial Assets and act on its behalf in different jurisdictions and includes any Affiliated Subcustodian Bank. In no event will an entity that is a Securities Depository, whether or not acting in that capacity, be deemed to be a Subcustodian. For the avoidance of doubt, the transfer agent of a Financial Asset shall not be deemed to be a Subcustodian with respect to that Financial Asset.

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“USA PATRIOT Act” has the meaning set forth in Section 6.9(a).

“User Code” means a password digital certificate, identifier (including biometric identifier), security device, algorithm, encryption or other similar procedure used by the Customer or an Authorized Person to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.2.

(b)	Interpretation

(i)	Headings are for convenience of reference only and shall not in any way form part of or affect the construction or interpretation of any provision of this Agreement.

(ii)	Unless otherwise expressly stated to the contrary herein, references to Sections are to Sections of this Agreement and references to paragraphs are to paragraphs of the Sections in which they appear.

(iii)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa) use of the term “including” shall be deemed to mean “including but not limited” to, and references to appendices and numbered sections shall be to such addenda and provisions herein.

(iv)	Unless the context requires otherwise, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified to the extent such modification applies to any service provided hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

(v)	The Schedules, Appendices and Annexes to the Agreement are incorporated herein by reference and form part of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement. If and to the extent that there is an inconsistency between the terms of the body of the Agreement and its Schedules, Appendices and Annexes, the terms of the body of the Agreement shall prevail unless expressly stated otherwise.

2.	WHAT J.P. MORGAN IS REQUIRED TO DO

2.1	Set Up Accounts

(a)	J.P. Morgan will establish and maintain the following accounts (“Accounts”):

(i)	one or more accounts in the name of the Customer (or in another name requested by the Customer that is acceptable to J.P. Morgan) to which Financial Assets are or may be credited (each a “Securities Account”), which may be held by J.P. Morgan, a Subcustodian or a Securities Depository for J.P. Morgan on behalf of the Customer, including as an Entitlement Holder; and

(ii)	one or more cash accounts in the name of the Customer (each, a “Cash Account”) (or in another name requested by the Customer that is acceptable to J.P. Morgan) for any and all cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer.

(b)	At the request of the Customer, additional Accounts may be opened in the future, and such additional Accounts shall be subject to the terms of this Agreement.

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(c)	In the event that the Customer requests the opening of any additional Account for the purpose of holding collateral pledged by the Customer to a securities exchange, clearing corporation, or other central counterparty (a “Counterparty”) to secure trading activity by the Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between J.P. Morgan and the Counterparty in addition to the terms of this Agreement.

(d)	Upon not less than thirty (30) days’ prior notice to the Customer, J.P. Morgan may close any Account for which J.P. Morgan has not received any Instructions for at least one (1) year or which J.P. Morgan otherwise reasonably determines to be dormant (each a “Dormant Account”). J.P. Morgan may, upon closure of a Dormant Account, move any Account Assets in that Account into another Account of the Customer and, in the case of a cash payment, J.P. Morgan is authorized to enter into any foreign exchange transactions with the Customer needed to facilitate the payment, as contemplated by Section 2.15.

(e)	J.P. Morgan’s obligation to open Accounts pursuant to Section 2.1(a) is conditional upon J.P. Morgan receiving such of the following documents as J.P. Morgan may require:

(i)	a certified copy of the Customer's constitutional documents as in force at the time of receipt;

(ii)	evidence reasonably satisfactory to J.P. Morgan of the due authorization and execution of this Agreement by the Customer (for example by a certified copy of a resolution of the Customer's board of directors or equivalent governing body);

(iii)	in cases where the Customer designates an investment manager, evidence reasonably satisfactory to J.P. Morgan of that appointment as an Authorized Person and of the officers and employees of the investment manager authorized to act with respect to the relevant Account;

(iv)	information about the Customer’s financial condition, such as its audited and unaudited financial statements; and

(v)	in the case of any Account opened in a name other than that of the Customer, documentation with respect to that name similar to that set forth in paragraphs (i) – (iv).

2.2	Deposit of Cash

(a)	Any cash in any currency received by or on behalf of J.P. Morgan for the account of the Customer will be either:

(i)	deposited in one or more Cash Accounts at J.P. Morgan in New York or at one of its non-U.S. branch offices and will constitute a debt owing to the Customer by J.P. Morgan as banker, provided that (A) any cash so deposited with a non-U.S. branch office will be payable exclusively by that branch office in the applicable currency, subject to compliance with Applicable Law, including, without limitation, any applicable currency restrictions and (B) while J.P. Morgan is not required to pay or charge interest on any such Cash Account, J.P. Morgan may, from time to time, in its discretion, pay interest on any such Cash Account (or charge interest if, at the time, the prevailing interest rate in the relevant market for similar deposits in the same currency is negative) at a rate to be determined by J.P. Morgan; or

(ii)	deposited in an account maintained in the name of the Customer at the Subcustodian in the relevant market, in which case the deposit will constitute a debt owing to the Customer by that Subcustodian as the Customer’s banker and not by J.P. Morgan, payable exclusively in the applicable currency at that Subcustodian; for the avoidance of doubt, cash held in that account will not be part of the Cash Account(s). A list of markets for which this Section 2.2(a)(ii) applies will be made available on J.P. Morgan’s website.

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(b)	Any amounts credited by J.P. Morgan to the Cash Account on the basis of a notice or a provisional credit from a third party, may be reversed if J.P. Morgan does not receive final payment in a timely manner. J.P. Morgan will notify the Customer promptly of any such reversal.

(c)	J.P. Morgan will make amounts deposited into a Cash Account held in the United States available in accordance with its availability policy, the current version of which is attached hereto as Annex B.

2.3	Segregation and Registration of Assets; Nominee Name

(a)	J.P. Morgan will identify in its books that those Financial Assets credited to the Customer’s Securities Account belong to the Customer (except as may be otherwise agreed by J.P. Morgan and the Customer).

(b)	To the extent permitted by Applicable Law, J.P. Morgan will require each Subcustodian to identify that Financial Assets held at such Subcustodian by J.P. Morgan on behalf of its customers belong to customers of J.P. Morgan, by means of differently titled accounts on the books of the Subcustodian or other equivalent measures that achieve the same level of protection.

(c)	J.P. Morgan is authorized, in its discretion to:

(i)	hold in bearer form such Financial Assets as are customarily held in bearer form or are delivered to J.P. Morgan or its Subcustodian in bearer form;

(ii)	hold Financial Assets in or deposit Financial Assets with any Securities Depository;

(iii)	hold Financial Assets in omnibus accounts on a fungible basis and accept delivery of Financial Assets of the same class and denomination as those deposited by the Customer;

(iv)	register in the name of the Customer, J.P. Morgan, a Subcustodian, a Securities Depository or their respective nominees, such Financial Assets as are customarily held in registered form; and

(v)	decline to accept any asset or property which it deems to be unsuitable or inconsistent with its custodial operations.

(d)	For the avoidance of doubt, unless J.P. Morgan has provided prior written approval, the Customer may not instruct a third party to register any Financial Asset in the name of J.P. Morgan, a Subcustodian, a Securities Depository or any of their respective nominees. The Customer agrees that any Financial Asset registered in the name of J.P. Morgan, a Subcustodian, a Securities Depository or any of their respective nominees without J.P. Morgan’s authorization shall not be considered to be held in custody under this Agreement.

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2.4	Settlement of Transactions

(a)	Subject to Section 3 and Section 4.2, J.P. Morgan will act in accordance with Instructions with respect to settlement of transactions. Settlement of transactions will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the Customer authorizes J.P. Morgan to deliver Financial Assets or cash payment in accordance with applicable market practice in advance of receipt or settlement of consideration expected in connection with such delivery or payment, and the Customer acknowledges and agrees that such action alone will not of itself constitute negligence, fraud, or willful misconduct of J.P. Morgan, and the risk of loss arising from any such action will be borne by the Customer. If the Customer’s counterparty (or other appropriate party) fails to deliver the expected consideration as agreed, J.P. Morgan will notify the Customer of such failure. If the Customer’s counterparty continues to fail to deliver the expected consideration, J.P. Morgan will provide information reasonably requested by the Customer that J.P. Morgan has in its possession to allow the Customer to enforce its rights against the Customer’s counterparty, but neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

(b)	Except to the extent J.P. Morgan and the Customer have agreed to treat settlement of a transaction under the contractual settlement date accounting basis set forth in Section 2.5, J.P. Morgan will post such transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received and settled by J.P. Morgan.

(c)	J.P. Morgan reserves the right to reverse any transactions that are credited to the Accounts due to mis-postings, errors and other similar actions.

2.5	Contractual Settlement Date Accounting

(a)	In cases where J.P. Morgan and the Customer agree to do so, and subject to the other provisions of this Section 2.5, J.P. Morgan will effect book entries on a contractual settlement date accounting basis as described below with respect to the settlement for those Financial Assets and transactions as to which J.P. Morgan customarily offers contractual settlement date accounting.

(i)	Sales: On the settlement date for a sale, J.P. Morgan will credit the Cash Account with the proceeds of the sale and post the Securities Account as pending delivery of the relevant Financial Assets.

(ii)	Purchases: On the settlement date for a purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), J.P. Morgan will debit the Cash Account for the settlement amount and will then post the Securities Account as awaiting receipt of the expected Financial Assets. The Customer will not be entitled to the delivery of Financial Assets until J.P. Morgan or a Subcustodian actually receives them.

(b)	J.P. Morgan may reverse any book entries made pursuant to Section 2.5(a) prior to a transaction's actual settlement upon notice to the Customer if J.P. Morgan reasonably believes that the transaction will not settle in the ordinary course within a reasonable time. The Customer will be responsible for any Liabilities resulting from such reversal. The Customer acknowledges that the procedures described in Section 2.5 are of an administrative nature, and J.P. Morgan does not undertake to make loans of cash and/or Financial Assets to the Customer.

(c)	J.P. Morgan will make available on its website a list of the markets for which it provides contractual settlement date accounting. J.P. Morgan may add markets to or remove markets from the contractual settlement date accounting service upon notice to the Customer that is reasonable in the circumstances. Additionally, J.P. Morgan reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons, either for individual Financial Assets, types of Financial Assets, counterparties or markets, or overall.

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2.6	Income Collection (AutoCredit®)

(a)	J.P. Morgan will monitor information publicly available in the applicable market about forthcoming income payments on the Financial Assets held in the Securities Account, and will promptly notify the Customer of such information.

(b)	Except in cases where J.P. Morgan agrees to offer the AutoCredit service described in paragraph (c) of this Section 2.6, J.P. Morgan shall not be required to credit income on Financial Assets, net of any taxes withheld by J.P. Morgan or any third party, prior to actual receipt and reconciliation by J.P. Morgan.

(c)	In cases where J.P. Morgan agrees to provide the following service, J.P. Morgan will credit the Cash Account with the anticipated income proceeds on Financial Assets on the anticipated payment date, net of any taxes that are withheld by J.P. Morgan or any third party (such service hereinafter defined as “AutoCredit”) for those Financial Assets and/or markets for which J.P. Morgan customarily offers an AutoCredit service. J.P. Morgan may reverse AutoCredit credits upon notice to the Customer if J.P. Morgan believes that the corresponding payment will not be received by J.P. Morgan within a reasonable period of time or the credit was incorrect. J.P. Morgan will make available on its website a list of the markets for which it provides AutoCredit. J.P. Morgan may add markets to or remove markets from the AutoCredit service upon notice to the Customer that is reasonable in the circumstances. Additionally, J.P. Morgan reserves the right to restrict in good faith the availability of AutoCredit for credit or operational reasons, either for individual Financial Assets, types of Financial Assets, counterparties or markets, or overall.

(d)	J.P. Morgan will use reasonable efforts to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds and notify the Customer of the late payment; however, neither J.P. Morgan nor its Subcustodians will be obliged to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

2.7	Miscellaneous Administrative Duties

(a)	Until J.P. Morgan receives Instructions to the contrary, J.P. Morgan will:

(i)	present all Financial Assets for which J.P. Morgan has received written notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of the Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b)	In the event that, as a result of holding Financial Assets in an omnibus account, the Customer receives fractional interests in Financial Assets arising out of a corporate action or class action litigation, J.P. Morgan will credit the Customer with the amount of cash the Customer would have received, as reasonably determined by J.P. Morgan, had the Financial Assets not been held in an omnibus account, and the Customer shall relinquish to J.P. Morgan its interest in such fractional interests.

(c)	If some, but not all, of an outstanding class of Financial Assets is called for redemption, J.P. Morgan will allot the amount redeemed among J.P. Morgan’s global custody customers who are the respective beneficial holders of such a class of Financial Assets in a manner that J.P. Morgan deems to be fair and equitable.

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2.8	Corporate Actions

(a)	J.P. Morgan will act in accordance with local market practice to obtain information concerning Corporate Actions that is publicly available in the local market. J.P. Morgan also will review information obtained from sources to which J.P. Morgan subscribes for information concerning such Corporate Actions. J.P. Morgan will promptly provide that information (or summaries that reflect the material points concerning the applicable Corporate Action) to the Customer or its Authorized Person.

(b)	J.P. Morgan will act in accordance with the Customer’s Instructions in relation to such Corporate Actions. If the Customer fails to provide J.P. Morgan with timely Instructions with respect to any Corporate Action, neither J.P. Morgan nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action, except as otherwise agreed in writing by J.P. Morgan and the Customer or as may be set forth by J.P. Morgan as a default action in the notification it provides under Section 2.8(a) with respect to that Corporate Action.

2.9	Securities Litigation Services

Any notices received by J.P. Morgan’s corporate actions department about a settled securities litigation that requires action by affected owners of the underlying Financial Assets will be promptly notified to the Customer if J.P. Morgan, using reasonable care and diligence in the circumstances, identifies that the Customer held the relevant Financial Assets in custody with J.P. Morgan at the relevant time. J.P. Morgan will not make filings in the name of the Customer in respect to such notifications except as otherwise agreed in writing between the Customer and J.P. Morgan. The services set forth in this Section 2.9 are available only in certain markets, details of which are available from J.P. Morgan on request.

2.10	Proxies

(a)	With respect to U.S. Financial Assets and, in cases where the Customer elects to subscribe to the service described in this Section 2.10, other Financial Assets, J.P. Morgan will monitor information distributed to holders of Financial Assets about upcoming shareholder meetings, promptly notify the Customer of such information and, subject to Section 2.10(c), act in accordance with the Customer’s Instructions in relation to such meetings (the “Proxy Voting Service”).

(b)	The Proxy Voting Service is available only in certain markets and for certain types of Financial Assets, details of which are available from J.P. Morgan on request. Provision of the Proxy Voting Service is conditional upon receipt by J.P. Morgan of a duly completed enrollment form as well as all documentation that may be required for certain markets.

(c)	The Proxy Voting Service does not include physical attendance at shareholder meetings. Requests for physical attendance at shareholder meetings can be made but they will be evaluated and agreed to by J.P. Morgan on a case by case basis.

(d)	The Customer acknowledges that the provision of the Proxy Voting Service may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration;

(ii)	the pendency of conversion or another corporate action;

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(iii)	the Financial Assets being held in a margin or collateral account at J.P. Morgan or another bank or broker, pledged to a Counterparty, or otherwise in a manner which affects voting;

(iv)	local law or market practices, or restrictions by the issuer; and

(v)	J.P. Morgan being required to vote all shares held for a particular issue for all of J.P. Morgan’s customers on a uniform basis (i.e., a “yes” or “no” vote for the total position based on net voting instructions received from all its customers). Where this is the case, J.P. Morgan will notify the Customer.

2.11	Statements of Account

(a)	J.P. Morgan will provide the Customer with electronic access to Account information (the “Information”) that will enable the Customer to generate or receive reports and statements of account for each Account and to identify Account Assets as well as Account transactions. The Customer will review the Information and give J.P. Morgan written notice of (i) any suspected error or omission or (ii) the Customer’s inability to access any such Information. The Customer will provide J.P. Morgan such notice within a reasonable time after (x) the Information is made available to the Customer or (y) the Customer discovers that it is unable to access the Information, as the case may be.

(b)	The Customer acknowledges that Information available to it electronically with respect to transactions posted after the close of the prior business day may not be accurate due to mis- postings, delays in updating Account records, and other causes. J.P. Morgan will not be liable for any Liabilities arising out of any such information accessed electronically that is subsequently updated or corrected by the close of business on the first business day after the original transaction was posted.

2.12	Access to J.P. Morgan’s Records

(a)	J.P. Morgan will, upon reasonable written notice, allow the Customer (and/or the Customer’s auditors and independent public accountants if required for their examination of books and records pertaining to the Customer's affairs) reasonable access to the records of J.P. Morgan relating to the Accounts. Subject to restrictions under the relevant local law, J.P. Morgan shall direct any Subcustodian to permit the Customer and its auditors and independent public accountants, reasonable access to the Subcustodian’s records of Financial Assets held in the Securities Account as may be required in connection with such examination.

(b)	The Customer shall reimburse J.P. Morgan and its Subcustodians for the reasonable cost of copying, collating and researching archived information.

2.13	Maintenance of Financial Assets at Subcustodian Locations

Unless Instructions require another location acceptable to J.P. Morgan, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are located.

2.14	Restricted Services

(a)	J.P. Morgan shall post on its website from time to time information regarding jurisdictions for which it supports custody services; J.P. Morgan reserves the right to refuse to accept delivery of Financial Assets or cash in jurisdictions other than those on the list.

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(b)	J.P. Morgan reserves the right to restrict the Customer’s access to the services J.P. Morgan provides in, and the Liabilities it incurs with respect to, certain jurisdictions, and J.P. Morgan shall notify Customers of any such restrictions via its website from time to time.

(c)	In the event a Subcustodian exits the market in which J.P. Morgan previously appointed it to provide custodial services, or is unable to continue to provide custodial services to J.P. Morgan’s satisfaction, J.P. Morgan may (i) remove such Subcustodian from the J.P. Morgan network in accordance with Section 5.1(d), and/or (ii) cease to provide custodial services in such market.

2.15	Foreign Exchange Transactions

To facilitate the administration of the Customer's trading and investment activity, J.P. Morgan may, but will not be obliged to, enter into spot or forward foreign exchange transactions as principal with the Customer or an Authorized Person, and may also facilitate foreign exchange transactions through J.P. Morgan Affiliates or Subcustodians. Instructions, including standing Instructions, may be issued with respect to such transactions, but J.P. Morgan may establish rules or limitations in its discretion concerning any such foreign exchange transactions. In all cases where J.P. Morgan or J.P. Morgan Affiliates or Subcustodians enter into foreign exchange transactions with the Customer, J.P. Morgan will not be executing or otherwise placing any foreign exchange transaction as the Customer’s agent, and such transactions will be governed by the terms and conditions agreed between the Customer and relevant counterparty. Such foreign exchange transactions shall not be deemed as part of the custodial, settlement or associated services under this Agreement. With respect to the Customer’s foreign exchange transactions with J.P. Morgan, J.P. Morgan will be acting on a principal basis as the Customer’s counterparty.

2.16	Assets Not Controlled by J.P. Morgan

(a)	J.P. Morgan will not be obliged to (i) hold Account Assets with any person not agreed to by J.P. Morgan or (ii) register or record Financial Assets in the name of any person other than J.P. Morgan, a Subcustodian, or their respective nominee or (iii) register or record Financial Assets in the name of J.P. Morgan or its nominee if J.P. Morgan concludes cannot be operationally supported or (iv) register or record on J.P. Morgan’s records Financial Assets or cash held outside of J.P. Morgan’s control. If, however, the Customer makes any such request and J.P. Morgan agrees to the request, the consequences of doing so will be at the Customer’s own risk. J.P. Morgan shall not be responsible for the control of any such Financial Asset or cash, for verifying the Customer’s initial or ongoing ownership of any such Financial Asset or cash or for income collection, proxy voting, class action litigation or Corporate Action notification and processing with respect to any such Financial Asset. Any transaction relating to the settlement of the purchase or sale of any such Financial Asset shall be treated for purposes of this Agreement as a cash only movement.

(b)	From time to time, at the Customer’s request, J.P. Morgan may agree to hold in its vault on the Customer’s behalf documentation relating to Financial Assets not held in J.P. Morgan’s control. Notwithstanding anything in this Agreement to the contrary, J.P. Morgan shall not be responsible for reviewing this documentation for any purpose, including authenticity, sufficiency or relevance to the Financial Asset to which it purports to relate.

2.17	Change Requests

(a)	If either party wishes to propose any amendment or modification to, or variation of, J.P. Morgan’s services contemplated by this Agreement including the scope or details of the services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the other party, specifying in as much detail as is reasonably practicable the nature of the Change.

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(b)	Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether implementation of the Change Request should result in a modification of the fees contemplated by Section 4.1, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a Change, the parties shall follow the processes set forth in this Section to initiate a Change Request. If the change in Applicable Law results in a Change, or an increase in J.P. Morgan’s costs or risk associated with provision of its services contemplated by this Agreement, J.P. Morgan shall be entitled to an appropriate increase in the fees contemplated by Section 4.1. J.P. Morgan shall bear its own costs with respect to implementing a Change Request based upon a change in Applicable Law except that:

(i)	J.P. Morgan shall be entitled to charge the Customer for any changes to software that has been developed or customized for the Customer; and

(ii)	J.P. Morgan shall be entitled to charge the Customer for any Changes required as a result of the change in Applicable Law affecting the Customer in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

3.	INSTRUCTIONS

3.1	Acting on Instructions; Method of Instruction and Unclear Instructions

(a)	The Customer authorizes J.P. Morgan to accept, rely upon and/or act upon any Instructions received by it without inquiry. The Customer is solely responsible for the accuracy and completeness of Instructions, their proper delivery to J.P. Morgan, for updating Instructions as may be necessary to ensure their continued accuracy and completeness, and for monitoring their status. J.P. Morgan will not be responsible for any Liabilities resulting from the Customer’s failure to perform these responsibilities. The Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction, except to the extent that such Liabilities are caused by the fraud, negligence or willful misconduct of a J.P. Morgan Indemnitee in the manner in which it carries out the Instruction.

(b)	To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan.

(c)	J.P. Morgan shall promptly notify an Authorized Person if J.P. Morgan determines that an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan may decline to act upon an Instruction if it does not receive missing information, clarification or confirmation satisfactory to it. J.P. Morgan will not be liable for any Liabilities arising from any reasonable delay in carrying out any such Instruction while it seeks any such missing information, clarification or confirmation or in declining to act upon any Instruction for which it does not receive such missing information, clarification, or confirmation satisfactory to it.

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3.2	Verification and Security Procedures

(a)	J.P. Morgan and the Customer shall comply with any applicable Security Procedures to permit J.P. Morgan to verify the authenticity of Instructions.

(b)	The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, Instructions. The Customer shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)	The Customer and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Customer or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Customer’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Customer or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Customer shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

3.3	Instructions Contrary to Law/Market Practice

J.P. Morgan need not act upon Instructions that it reasonably believes are contrary to law, regulation or market practice and will not be responsible for any Liabilities resulting from not acting upon such Instruction. J.P. Morgan shall be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. In the event that J.P. Morgan does not act upon such Instructions, J.P. Morgan will notify the Customer where reasonably practicable.

3.4	Cut-Off Times

J.P. Morgan has established cut-off times for receipt of Instructions, which will be made available to the Customer. If J.P. Morgan receives an Instruction after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested only if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after the day on which the Instruction was received.

3.5	Electronic Access and Cybersecurity

(a)	Access by the Customer to certain systems, applications or products of J.P. Morgan shall be governed by this Agreement and the terms and conditions set forth in Annex A Electronic Access. The Customer and its Authorized Persons shall use User Codes to access J.P. Morgan’s systems, applications or products unless otherwise agreed by J.P. Morgan.

(b)	Each of the Customer and J.P. Morgan will maintain written cybersecurity policies and procedures which implement commercially reasonable administrative, technical, and physical safeguards that are aligned with industry security standards and that, among other things, protect against anticipated threats or hazards to the security or integrity of their respective systems and data. J.P. Morgan may in its discretion provide training or information on best practices to the Customer from time to time but in so doing it will not be considered a consultant or advisor with respect to cybersecurity.

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(c)	Each of the Customer and J.P. Morgan will be responsible for the obtaining, proper functioning, maintenance and security of its own services, software, connectivity and other equipment.

3.6	Recording of Telephone Communications

Either party may record any of their telephone communications.

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO J.P. MORGAN

4.1	Fees and Expenses

The Customer will pay J.P. Morgan for its services under this Agreement such fees as may be agreed upon by the parties in writing from time to time, together with J.P. Morgan's reasonable out-of-pocket expenses or incidental expenses, including, legal fees and tax or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers or their agents. Invoices will be payable within thirty (30) days of the date of the invoice. J.P. Morgan also reserves the right to charge a reasonable account maintenance fee for any Dormant Account upon notice to the Customer. If the Customer disputes an invoice, it shall nevertheless pay, on or before the date that payment is due, such portion of the invoice that is not subject to a bona fide dispute. J.P. Morgan may deduct amounts invoiced from the Cash Account except such portion of the invoice that the Customer has objected to within thirty (30) days of the date of the invoice (or such other period as the parties may agree in writing). Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as J.P. Morgan customarily charges for similar overdue amounts. Unless expressly specified in this Agreement, any price or cost that J.P. Morgan may charge as the Customer’s counterparty in the event J.P. Morgan enters into a principal transaction with the Customer are not treated as fees which must be agreed under this Agreement.

4.2	Overdrafts

If a debit to any currency in the Cash Account results or would result in a debit balance, then J.P. Morgan may, in its discretion, (i) advance an amount equal to the overdraft, (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If J.P. Morgan elects to make such an advance, the advance will (A) be deemed a loan to the Customer, payable either on demand or automatically upon the occurrence of any event with respect to the Customer that is specified in either Section 9.2(a)(ii) of this Agreement or Section 365(e)(1) of the U.S. Bankruptcy Code, as amended from time to time and (B) constitutes a Liability hereunder and is secured by the security interest granted in accordance with Section 4.3 (a) of this Agreement. Any such advance will bear interest at the applicable rate charged by J.P. Morgan from time to time for such overdrafts, from the date of such advance to the date of payment (including after the date any judgment may be entered against the Customer with respect to any overdraft) and otherwise on the terms on which J.P. Morgan makes similar overdrafts available from time to time. No prior action or course of dealing on J.P. Morgan’s part with respect to the settlement of transactions on the Customer’s behalf will be asserted by the Customer against J.P. Morgan for J.P. Morgan’s refusal to make advances to the Cash Account or refusal to settle any transaction for which the Customer does not have sufficient available funds in the applicable currency in the Account. The Customer acknowledges that any advance made under this Agreement is intended to be treated as a “securities contract” for purposes of the U.S. Bankruptcy Code to the maximum extent permitted by that Code, as amended from time to time.

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4.3	J.P. Morgan’s Right Over Account Assets; Set-off

(a)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan shall have, and the Customer grants to J.P. Morgan, a first priority, perfected and continuing security interest in and a lien on all cash, Financial Assets and any other property of every kind that are credited to the Account or otherwise held for the Customer by J.P. Morgan pursuant to this Agreement or any other custody, deposit or escrow agreement between Customer and J.P. Morgan (“Account Assets”) as security for any and all Liabilities of the Customer to J.P. Morgan arising under this Agreement. J.P. Morgan will be entitled to all rights and remedies available to a secured party under Applicable Law with respect to the Account Assets, including, without notice to the Customer, withholding delivery of such Account Assets, selling or otherwise realizing any of such Account Assets and applying the proceeds and any other monies credited to the Cash Account in satisfaction of such Liabilities. For this purpose, J.P. Morgan may make such currency conversions as may be necessary at a foreign exchange rate determined by J.P. Morgan in its sole discretion for the sale and purchase of the relevant currencies.

(b)	Without prejudice to J.P. Morgan’s rights under Applicable Law, J.P. Morgan may set off against any Liabilities of the Customer owed to J.P. Morgan under this Agreement, any amount in any currency standing to the credit of any of the Customer’s Accounts or any other accounts established pustuant to any other custody, deposit or escrow agreement between Customer and J.P. Morgan. For this purpose, J.P. Morgan shall be entitled to effect such currency conversions as may be necessary at foreign exchange rates determined by J.P. Morgan in its sole discretion for the sale and purchase of the relevant currencies.

5.	SUBCUSTODIANS AND SECURITIES DEPOSITORIES

5.1	Appointment of Subcustodians; Use of Securities Depositories

(a)	J.P. Morgan is authorized under this Agreement to act through and hold the Customer's Financial Assets with Subcustodians. J.P. Morgan will make available on its website a list of Subcustodians. J.P. Morgan may modify the list of Subcustodians from time to time upon notice to the Customer. In addition, J.P. Morgan and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in any Securities Depository on such terms as such Securities Depository customarily operates, and the Customer will provide J.P. Morgan with such documentation or acknowledgements that J.P. Morgan may require to hold the Financial Assets in such Securities Depository. On the basis of such terms, a Securities Depository may have a security interest or lien over, or right of set-off in relation to the Financial Assets.

(b)	Any agreement that J.P. Morgan enters into with a Subcustodian for holding J.P. Morgan’s customers' assets will provide (i) that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and (ii) that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration, unless in each case required otherwise by Applicable Law in the relevant market. J.P. Morgan shall be responsible for all claims for payment of fees for safe custody or administration so that no Subcustodian exercises any claim for such payment against the Customer’s assets. Where a Subcustodian deposits Financial Assets with a Securities Depository, J.P. Morgan will direct the Subcustodian to identify on its records that the Financial Assets deposited by the Subcustodian at such Securities Depository belong to J.P. Morgan, as agent of the Customer.

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(c)	J.P. Morgan reserves the right to add, replace or remove Subcustodians. J.P. Morgan shall notify Customer promptly of any such action, which will be advance notice if practicable. Upon request by the Customer, J.P. Morgan will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.2	Liability for Subcustodians and Securities Depositories

(a)	Subject to Section 7.1(b), J.P. Morgan will be liable for direct Liabilities incurred by the Customer that result from:

(i)	the failure by a Subcustodian to use reasonable care in the provision of custodial services by it in accordance with the standards prevailing in the relevant market or from the fraud or willful misconduct of such Subcustodian in the provision of custodial services by it; or

(ii)	the insolvency of any Affiliated Subcustodian Bank.

(b)	J.P. Morgan will use reasonable care in the selection, monitoring and continued appointment of Subcustodians. Subject to J.P. Morgan’s duty in the foregoing sentence and J.P. Morgan’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by J.P. Morgan in its oversight process, J.P. Morgan will not be responsible for any losses (whether direct or indirect) incurred by the Customer that result from the insolvency of any Subcustodian which is not a branch of J.P. Morgan or an Affiliated Subcustodian Bank.

(c)	J.P. Morgan is not responsible for the selection or monitoring of any Securities Depository and will not be liable for any Liabilities arising out of any act or omission by (or the insolvency of) any Securities Depository. In the event the Customer incurs any Liabilities due to an act or omission, negligence, willful misconduct, fraud or insolvency of a Securities Depository, J.P. Morgan will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but J.P. Morgan will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding or take any similar action.

6.	ADDITIONAL PROVISIONS

6.1	Representations of the Customer and J.P. Morgan

(a)	The Customer represents, warrants and covenants that (i) it has full authority and power, and has obtained all necessary authorizations and consents (including from the Customer’s underlying clients, if applicable), to deposit and control the Account Assets, to use J.P. Morgan as its custodian in accordance with the terms of this Agreement, to incur overdrafts, to grant a lien over Account Assets as contemplated by Section 4.3 and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against the Customer in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) there is no material administrative, civil or criminal proceeding pending or, to the knowledge of the Customer, threatened against the Customer; (iv) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan; (v) it is a resident of the Delaware and shall notify J.P. Morgan of any changes in residency; (vi) the Financial Assets and cash deposited in the Accounts (other than those assets (A) pledged to a Counterparty pursuant to Section 2.1(c) or (B) held in Accounts established pursuant to certain account control agreements among the Customer, J.P. Morgan and secured party named therein, (A) and (B) collectively referred to as “Control Account Assets”) are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities of the Customer under or in connection with this Agreement are outstanding, it will not create or permit to subsist any encumbrance or security interest over such Financial Assets or cash (other than Control Account Assets); (vii) no delivery of Account Assets by the Customer to J.P. Morgan and no Instruction by the Customer or its Authorized Persons with respect to such Account Assets will contravene Applicable Law; (viii) none of the Account Assets to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan; and (ix) it has and will comply with all Applicable Laws, including but not limited to, laws relating to the prevention and prosecution of money laundering and terrorist financing.

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J.P. Morgan may rely upon the representations or certification of such other facts as may be required to administer J.P. Morgan’s obligations under this Agreement and the Customer shall indemnify J.P. Morgan against all Liabilities arising directly or indirectly from any such certifications.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

6.2	The Customer is Liable to J.P. Morgan Even if it is Acting for Another Person

If the Customer is acting as an agent or for another person as contemplated by Section 2.1(a) in respect of any transaction, cash or Financial Asset, J.P. Morgan nevertheless will treat the Customer as its principal for all purposes under this Agreement. In this regard, the Customer will be liable to J.P. Morgan as a principal in respect of any Liabilities arising out of any transactions relating to the Account. The foregoing will not affect any rights J.P. Morgan might have against the Customer's principal or the other person envisaged by Section 2.1(a).

6.3	Special Settlement Services

J.P. Morgan may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Financial Assets, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

6.4	The Customer to Provide Certain Information to J.P. Morgan

The Customer shall promptly provide to J.P. Morgan upon request such information about the Customer and its financial status as J.P. Morgan may reasonably request, including its current organizational documents and its current audited and unaudited financial statements.

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6.5	Information Concerning Deposits Held by J.P. Morgan in the U.S.

(a)	If the Customer’s Account is eligible for “pass through” deposit insurance from the Federal Deposit Insurance Corporation (the “FDIC”) as set forth in the Federal Deposit Insurance Act and 12 CFR § 330, then the Customer acknowledges and agrees that if J.P. Morgan becomes insolvent or enters into receivership (hereinafter a “Bank Receivership”), the Customer will: (i) cooperate fully with J.P. Morgan and the FDIC in connection with determining the insured status of funds in each Account, and (ii) provide the FDIC with the information that identifies each beneficial owner and its interest in the funds in each such Account within 24 hours of the Bank Receivership, unless it falls within one of the enumerated exceptions in 12 CFR 370.5(b). The information described in (b) must be sent to J.P. Morgan in the format specified by the FDIC (see: www.fdic.gov/regulations/resources/recordkeeping/index.html). J.P. Morgan shall provide the Customer an opportunity to validate its capability to deliver the information described in (ii) in the format specified by the FDIC so that a timely calculation of deposit insurance coverage for the Account can be completed.

(b)	The Customer further acknowledges and agrees that following a Bank Receivership: (i) a hold will be placed on each Account once a receiver of J.P. Morgan is appointed so that the FDIC can conduct the deposit insurance determination and such hold will not be released until the FDIC obtains the necessary data to enable the FDIC to calculate the deposit insurance coverage for each Account; (ii) its failure to provide the necessary data to the FDIC may result in a delay in receipt of insured funds and legal claims against the Customer from the beneficial owners of the funds in the applicable Account; and (iii) failure to provide the data the FDIC requires may result in the applicable Account being frozen until the information is received, delaying receipt of FDIC insurance proceeds.

(c)	Notwithstanding any other provisions in this Agreement, this section survives after the FDIC is appointed as J.P. Morgan’s receiver, and the FDIC is considered a third party beneficiary of this section.

6.6	Information Concerning Deposits at J.P. Morgan’s Non-U.S. Branches

(a)	Under U.S. federal law, deposit accounts that the Customer maintains in J.P. Morgan’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of J.P. Morgan’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.

(b)	J.P. Morgan’s London Branch is a participant in the UK Financial Services Compensation Scheme (the "FSCS"), and the following terms apply to the extent any amount standing to the credit of the Cash Account is deposited in one or more deposit accounts at J.P. Morgan’s London Branch. The terms of the FSCS offer protection in connection with deposits to certain types of claimants to whom J.P. Morgan London Branch provides services in the event that they suffer a financial loss as a direct consequence of J.P. Morgan’s London Branch being unable to meet any of its obligations and, subject to the FSCS rules regarding eligible deposits, the Customer may have a right to claim compensation from the FSCS. Subject to the FSCS rules, the maximum compensation payable by the FSCS in relation to eligible deposits is as set out in the relevant information sheet which is available online as referenced below. For the purposes of establishing such maximum compensation, all the Customer’s eligible deposits at J.P. Morgan London Branch are aggregated and the total is subject to such maximum compensation.

For further information about the compensation provided by the FSCS, refer to the FSCS website at www.FSCS.org.uk. Further information is also available online at http://www.jpmorgan.com/pages/deposit-guarantee-scheme-directive.

(c)	The Customer acknowledges and accepts that deposit accounts maintained under this Agreement at J.P. Morgan’s London Branch are intended to be used solely for purposes relating to the investment and asset servicing services contemplated by this Agreement, and the Customer agrees that it will not give Instructions to J.P. Morgan to process payment transactions relating to those deposit accounts for any other purposes.

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6.7	Insurance

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer. J.P. Morgan will, however, provide summary information regarding its own general insurance coverage to the Customer upon written request.

6.8	Security Holding Disclosure

With respect to Securities and Exchange Commission Rule 14b-2 under the U.S. Shareholder Communications Act regarding disclosure of beneficial owners to issuers of Securities, J.P. Morgan is instructed not to disclose the name, address or Securities positions of the Customer in response to shareholder communications requests regarding the Account.

6.9	Regulatory Disclosure; Certain Information of the Customer

(a)	Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires J.P. Morgan to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Customer acknowledges that Section 326 of the USA PATRIOT Act and J.P. Morgan’s identity verification procedures require J.P. Morgan to obtain information which may be used to confirm the Customer’s identity, including, without limitation, the Customer’s name, address and organizational documents (“Identifying Information”). The Customer agrees to provide J.P. Morgan with and consents to J.P. Morgan obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by J.P. Morgan.

(b)	The European Union’s Central Securities Depositories Regulation requires that J.P. Morgan offer the Customer the choice of maintaining Financial Assets held through certain Securities Depositories in which J.P. Morgan is a direct participant in omnibus or segregated accounts. As of the date of this Agreement, this choice is available with respect to the Customer’s Financial Assets held at Euroclear and Clearstream. Information on the Securities Depositories to which this choice is subject and the costs and risks associated with each option is available at https://www.jpmorgan.com/country/US/EN/disclosures. In the absence of Instructions from the Customer to the contrary, its Financial Assets held in these Securities Depositories will be held in omnibus accounts.

(c)	The Customer hereby acknowledges that J.P. Morgan is obliged to comply with AML/Sanctions Requirements and that J.P. Morgan shall not be liable for any action it or any J.P. Morgan Affiliate reasonably takes to comply with any AML/Sanctions Requirements, including identifying and reporting suspicious transactions, rejecting transactions, and blocking or freezing funds, Financial Assets, or other assets. The Customer shall cooperate with J.P. Morgan’s performance of its due diligence and other obligations concerning AML/Sanctions Requirements, including with regard to any Beneficial Owners (as defined below). In addition, the Customer agrees that (i) J.P. Morgan may defer acting upon an Instruction pending completion of any review under its policies and procedures for compliance with AML/Sanctions Requirements and (ii) Customer’s utilization of Accounts as omnibus accounts to hold assets of Beneficial Owners is subject to J.P. Morgan’s discretion. Furthermore, J.P. Morgan shall not be obliged to hold any “penny stock” (or other Financial Asset raising special anti-money laundering concerns) in any Account in which a Beneficial Owner has an interest, or to settle any transaction in which a Beneficial Owner has an interest, that relates to any “penny stock” or any such other Financial Asset. For the purposes of this section, “Beneficial Owner” means any person, other than the Customer, who has a direct or indirect beneficial ownership interest in any assets held in any of the Accounts.

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6.10	Confidentiality

(a)	Subject to Section 6.10(c), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by (i) Applicable Law or courts of competent jurisdiction; (ii) governmental, regulatory or supervisory authorities, or law enforcement agencies with jurisdiction over J.P. Morgan’s businesses; or (iii) with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to use Confidential Information (i) in connection with the provision of services to or administration of the relationship with the Customer, (ii) for any operational, credit or risk management purposes, (iii) for due diligence, verification or sanctions screening purposes or (iv) for the prevention or investigation of crime, fraud or any malpractice, including the prevention of terrorism, money laundering and corruption as well as for tax reporting.

(c)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)	any Subcustodian, subcontractor, consultant, service provider, vendor, agent or any person that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement, provided they have agreed to keep such Confidential Information confidential or have internal policies in place to keep confidential client information confidential;

(ii)	its and any J.P. Morgan Affiliate’s professional advisors, auditors and public accountants, provided such advisors, auditors and accountants have a professional duty to hold such Confidential Information in confidence;

(iii)	its branches and any J.P. Morgan Affiliate, provided such branches and Affiliates are subject to similar obligations to maintain the confidentiality of Confidential Information;

(iv)	any proposed assignee of J.P. Morgan’s rights under this Agreement; provided such assignee is subject to similar obligations to maintain the confidentiality of Confidential Information;

(v)	any Securities Depository, secruties exchange, central counterparty, Customer’s custodian, Customer’s depositary, trading venue, broker, proxy solicitor, issuer or registrar that J.P. Morgan believes is reasonably required in connection with J.P. Morgan’s provision of relevant services under this Agreement; and

(vi)	any revenue authority or any governmental entity in relation to the processing of any tax claim.

6.11	Use of Name

Neither party shall use (or permit the use of) the other party’s name in any document, publication or publicity material relating to the Customer, including, but not limited to, notices, sales literature, stationery, advertisements, etc., without the prior written consent of such other party (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as custodian to the Customer.

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7.	WHEN J.P. MORGAN IS LIABLE TO THE CUSTOMER

7.1	Standard of Care; Liability

(a)	J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be in violation of this Agreement with respect to any matter as to which it has satisfied its obligation of reasonable care.

(b)	J.P. Morgan will only be liable for the Customer’s direct Liabilities and only to the extent (i) they result from J.P. Morgan’s fraud, negligence or willful misconduct in performing its duties as set out in this Agreement and (ii) provided in Section 5.2(a). Under no circumstances will J.P. Morgan be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, J.P. Morgan’s performance or non-performance under this Agreement, or J.P. Morgan’s role as custodian or banker.

(c)	The Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of (i) J.P. Morgan’s performance under this Agreement, provided that the J.P. Morgan Indemnitee has not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any J.P. Morgan Indemnitee’s status as a holder of record of the Customer’s Financial Assets. Nevertheless, the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a).

(d)	The Customer agrees that J.P. Morgan provides no service in relation to, and therefore has no duty or responsibility to: (i) question Instructions or make any suggestions to the Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise the Customer or an Authorized Person regarding any default in the payment of principal or income on any Financial Asset other than as provided in Section 2.6(b); and (iv) evaluate or report to the Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which J.P. Morgan is instructed to deliver Account Assets. J.P. Morgan is not responsible or liable in any way for the genuineness or validity of any Security or instrument received, delivered or held by J.P. Morgan in physical form that appears to be genuine and valid.

7.2	Force Majeure

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. J.P. Morgan will not be liable, however, for any Liabilities of any nature that the Customer or any third party may suffer or incur as a result of causes beyond the reasonable control of J.P. Morgan and/or Subcustodians which may include, but are not limited to, an act of God, fire, flood, epidemics, earthquakes or other disasters, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud, theft or forgery (other than on the part of J.P. Morgan and/or a Subcustodian or their employees), cyber-attack, malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s and/or its Subcustodian’s negligence in maintaining the equipment or software), currency re-denominations, failure of or the effect of rules or operations of any external funds transfer system, inability to obtain (or interruption of) external communications facilities, power failures or the non-availability of appropriate foreign exchange.

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7.3	Country Risk

(a)	The Customer acknowledges that (i) investing in Financial Assets and cash in foreign jurisdictions may involve risks of loss or other burdens and costs, and (ii) it remains responsible for assessing and managing investment-related exposures arising out of Country Risk. Accordingly, the Customer agrees that J.P. Morgan will not be responsible for any Liabilities resulting from Country Risk.

(b)	In cases where a Country Risk Event occurs in a particular market, any amounts credited by J.P Morgan to the Cash Account as a result of any transaction or Instruction (including but not limited to securities settlements, asset servicing (which may include payments), or foreign exchange transactions) in such market may be conditional and may be subject to reversal by J.P. Morgan.

(c)	Without limiting the generality of Section 7.2, if a Country Risk Event leads to restrictions on, or losses of, cash or cash equivalents held by J.P. Morgan or any Affiliated Subcustodian Bank in any market for the purposes of facilitating J.P. Morgan’s global custody business, J.P. Morgan may in its sole discretion apply the impact of those restrictions or losses to the relevant currency held in the Customer’s Cash Accounts in a proportional manner as J.P. Morgan may reasonably determine.

7.4	J.P. Morgan May Consult With Counsel

J.P. Morgan will be entitled to rely on, and may act upon the advice of, professional advisors (which may be the professional advisors of the Customer) in relation to matters of law, regulation or market practice.

7.5	J.P. Morgan Provides Diverse Financial Services and May Generate Profits as a Result

The Customer hereby authorizes J.P. Morgan to act under this Agreement notwithstanding that: (a) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may have a material interest in transactions entered into by the Customer with respect to the Account or that circumstances are such that J.P. Morgan may have a potential conflict of duty or interest, including the fact that J.P. Morgan or J.P. Morgan Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issuance of the Financial Assets; or earn profits from any of the activities listed herein and (b) J.P. Morgan or any of its divisions, branches or J.P. Morgan Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of the Customer. J.P. Morgan is not under any duty to disclose any such information to the Customer.

7.6	Ancillary Services

J.P. Morgan and its Subcustodians may use third party providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of Securities. Although J.P. Morgan will use reasonable care (and cause its Subcustodians to use reasonable care) in the selection and retention of such third party providers and local agents, it will not be responsible for any errors or omissions made by those third party providers and local agents.

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8.	TAXATION

8.1	Tax Obligations

(a)	The Customer will pay or reimburse J.P. Morgan, and confirms that J.P. Morgan is authorized to deduct from any cash received or credited to the Cash Account, any taxes or levies required by any revenue or governmental authority for whatever reason in respect of the Customer's Accounts.

(b)	The Customer will provide to J.P. Morgan such certifications, declarations, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. The Customer undertakes to notify J.P. Morgan immediately if any information requires updating or correcting. J.P. Morgan provides no service of controlling or monitoring, and therefore has no duty in respect of, or responsibility for any Liabilities (including any taxes, penalties, interest or additions to tax, whether payable or paid) that result from (i) the inaccurate completion of documents by the Customer or any third party; (ii) the provision to J.P. Morgan or a third party of inaccurate or misleading information by the Customer or any third party; (iii) the withholding of material information by the Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond J.P. Morgan’s control.

(c)	If J.P. Morgan does not receive appropriate certifications, documentation and information then, as and when appropriate and required, tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, withholding under United States Foreign Account Tax Compliance Act, United States non-resident alien tax and/or backup withholding tax, as applicable).

(d)	The Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account; provided, however, that J.P. Morgan will be responsible for any penalty or additions to tax due solely as a result of J.P. Morgan’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services

(a)	Subject to the provisions of this Section 8.2, J.P. Morgan will provide (i) a “relief at source” service to obtain a reduction of withholding tax withheld as may be available in the applicable market in respect of income payments on Financial Assets credited to the Securities Account that J.P. Morgan believes may be available to the Customer and/or (ii) a tax reclaim service on certain qualifying Financial Assets. J.P. Morgan may from time-to-time set minimum thresholds as to a de minimis value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this Section.

(b)	The provision of a tax relief service by J.P. Morgan is conditional upon J.P. Morgan receiving from the Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from J.P. Morgan), prior to the receipt of Financial Assets in the Securities Account and/or the payment of income.

(c)	J.P. Morgan will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to the Customer from time to time and J.P. Morgan may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, J.P. Morgan will have no responsibility with regard to the Customer’s tax position or status in any jurisdiction.

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9.	TERM AND TERMINATION

9.1	Term and Termination for Convenience

The initial term of this Agreement shall be for a period of one (1) year following the date on which J.P. Morgan commenced providing services under this Agreement. Following the initial term, the Customer may terminate this Agreement by giving not less than ninety (90) days' prior written notice to J.P. Morgan and J.P. Morgan may terminate this Agreement on ninety (90) days’ prior written notice to the Customer.

9.2	Other Grounds for Termination

(a)	Either party may terminate this Agreement immediately on written notice to the other party upon the occurrence of any of the following:

(i)	the other party commits any material breach of this Agreement and fails to remedy such breach (if capable of remedy) within thirty (30) days of the party in breach being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach; or

(ii)	the other party (A) admits in writing its inability or is generally unable to pay its debts as they become due; (B) institutes, consents to or is otherwise subject to the institution of any proceeding under title 11 of the United States Code, as in effect from time to time, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, composition with creditors, wind-down, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors, generally; (C) is subject to an involuntary order for the transfer of all or part of its business by a statutory authority; (D) has any of its issued shares suspended from trading on any exchange on which they are listed (if applicable), or (E) is the subject of a measure similar to any of the foregoing.

(b)	J.P. Morgan may terminate this Agreement by giving not less than sixty (60) days’ prior written notice to the Customer in the event that J.P. Morgan reasonably determines that either the Customer has ceased to satisfy J.P. Morgan’s customary credit requirements or servicing the Customer raises reputational or regulatory concerns.

9.3	Exit Procedure

(a)	The Customer will provide J.P. Morgan full details of the persons to whom J.P. Morgan must deliver Account Assets within a reasonable period before the effective time of termination of this Agreement. If the Customer fails to provide such details in a timely manner, J.P. Morgan shall be entitled to continue to be paid fees under this Agreement until such time as it is able to deliver the Account Assets to a successor custodian, but J.P. Morgan may take such steps as it reasonably determines to be necessary to protect itself following the effective time of termination, including ceasing to provide transaction settlement services in the event that J.P. Morgan is unwilling to assume any related credit risk.

(b)	J.P. Morgan will in any event be entitled to deduct any amounts owing to it from the Cash Account prior to delivery of the Account Assets. In the event that insufficient funds are available in the Cash Account, the Customer agrees that J.P. Morgan may, in such manner and, at such time or times as J.P. Morgan in its sole discretion sees fit, liquidate any Financial Assets in the Securities Account that J.P. Morgan, in its sole discretion, may select in order to deduct such amount from the proceeds.

Global Custody Agreement - New York - January 2022	24

(c)	The Customer will reimburse J.P. Morgan promptly for all reasonable out-of-pocket expenses it incurs in delivering Financial Assets upon termination.

(d)	Upon termination, the Customer will provide J.P. Morgan with contact information and payment instructions for any matters arising after termination.

(e)	Termination will not affect any of the Liabilities either party owes to the other party arising under this Agreement prior to such termination.

10.	MISCELLANEOUS

10.1	Notice

(a)	Unless the Customer and J.P. Morgan have agreed otherwise, J.P. Morgan may, subject to Applicable Law, provide any notice to Customer required under this Agreement, other than a notice pursuant to Section 9, by either posting it on J.P. Morgan’s website or portal or, at its option, by other reasonable means.

(b)	Notices pursuant to Section 9 shall be sent or served by registered mail, nationally recognized delivery service, courier service or hand delivery to the address of the respective party as set out on the first page of this Agreement, unless at least two (2) days’ prior written notice of a new address is given to the other party in writing.

10.2	Successors and Assigns

This Agreement will be binding on each of the parties' successors and assigns. The parties agree that neither party can assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned. Nevertheless, the foregoing restriction on transfer shall not apply to any assignment or transfer by J.P. Morgan to any J.P. Morgan Affiliate or in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s custody business. Furthermore, and notwithstanding anything to the contrary in this Agreement, in the event J.P. Morgan becomes subject to a resolution proceeding under the Federal Deposit Insurance Act (12 U.S.C. 1811– 1835a) or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381– 5394) and regulations promulgated under those statutes (each, a “U.S. Special Resolution Regime”) the transfer of this Agreement (and any interest and obligation in or under, and any property securing, the Agreement) from J.P. Morgan will be effective to the extent effective under the U.S. Special Resolution Regime.

10.3	Entire Agreement and Amendments

This Agreement, including any Schedules, Exhibits, Annexes and Riders (and any separate agreement which J.P. Morgan and the Customer may enter into with respect to any Cash Account), sets out the entire agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement or representation relating to custody, whether oral or written. The parties may enter into one or more non-binding service level documents on terms agreed by the parties and may vary any service level document by agreement at any time. The service level document will not form part of this Agreement. To the extent inconsistent with this Agreement, J.P. Morgan’s electronic access terms and conditions shall not apply to matters arising under this Agreement. Amendments must be in writing and signed by both parties, except where this Agreement provides for amendments by notice from J.P. Morgan. Where an amendment to this Agreement is required as a result of a change in Applicable Law, J.P. Morgan will give the Customer prior written notice and such amendment shall take effect upon the date specified in such notice.

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10.4	Governing Law and Jurisdiction

This Agreement will be construed, regulated and administered under the laws of the United States or the State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to statutory prejudgment interest and a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction the Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.5	Severability; Waiver; Survival

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections and remedies under this Agreement shall survive its termination.

10.6	Counterparts

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.7	No Third Party Beneficiaries

Except as expressly provided herein, a person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

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BROOKFIELD GLOBAL INFRASTRUCTURE INCOME FUND LLC	JPMORGAN CHASE BANK, N.A.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BROOKFIELD INFRASTRUCTURE INCOME, INC.		BII COMPASS SPV

By:	/s/ Casey Tushaus	By:	/s/ Casey Tushaus
Name:	Casey Tushaus	Name:	Casey Tushaus
Title:	Vice President	Title:	Vice President

BII FOUNDRY HOLDINGS LLC		BII BID US HOLDINGS LLC

By:	/s/ Casey Tushaus	By:	/s/ Casey Tushaus
Name:	Casey Tushaus	Name:	Casey Tushaus
Title:	Vice President	Title:	Vice President

BAM NEPTUNE SPV LLC		ENERCARE BII ULC

By:	/s/ Patrick Taylor	By:	/s/ Casey Tushaus
Name:	Patrick Taylor	Name:	Casey Tushaus
Title:	Vice President	Title:	Vice President

INTERMEDIATE HOLDINGS US LLC		IPL BII ULC

By:	/s/ Casey Tushaus	By:	/s/ Casey Tushaus
Name:	Casey Tushaus	Name:	Casey Tushaus
Title:	Vice President	Title:	Vice President

BII SMOKY HOLDINGS LLC

By:	/s/ Casey Tushaus
Name:	Casey Tushaus
Title:	Vice President

28

ONTARIO WIND BII ULC		BROOKFIELD INFRASTRUCTURE INCOME FUND, INC.

By:	/s/ Casey Tushaus	By:	/s/ Casey Tushaus
Name:	Casey Tushaus	Name:	Casey Tushaus
Title:	Vice President	Title:	Vice President

[ Bank signature page follows ]

29

Schedule A
List of Customers

Name	Entity Type	Jurisdiction	Address
Brookfield Infrastructure Income, Inc.	Limited liability company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
Enercare BII ULC	Unlimited Liability Company (ULC)	Alberta, Canada	c/o Torys LLP 4600 Eighth Avenue Place East 525 8th Avenue SW Calgary, Alberta T2P 1G1 Canada
Intermediate Holdings US LLC	Limited liability company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
IPL BII ULC	Unlimited Liability Company (ULC)	Alberta, Canada	c/o Torys LLP 4600 Eighth Avenue Place East 525 8th Avenue SW Calgary, Alberta T2P 1G1 Canada
Ontario Wind BII ULC	Unlimited Liability Company (ULC)	Alberta, Canada	c/o Torys LLP 4600 Eighth Avenue Place East 525 8th Avenue SW Calgary, Alberta T2P 1G1 Canada
BII Compass SPV	Limited Liability Company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
BII Foundry Holdings LLC	Limited Liability Company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
BII BID US Holdings LLC	Limited Liability Company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
BAM Neptune SPV LLC	Limited Liability Company	Delaware	250 Vesey Street, 15th Floor, New York, NY 10281, U.S.A.
BII Smoky Holdings LLC	Limited Liability Company	Delaware	250 Vesey Street, 15th Floor, New York, NY 10281, U.S.A.
Brookfield Infrastructure Income Fund, Inc.	Limited liability company	Delaware	c/o Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808

30

ANNEX A Electronic Access

1.	J.P. Morgan may permit the Customer, and its Authorized Persons and other persons designated by the Customer or its Authorized Persons (collectively “Users”), to access certain electronic systems and applications (collectively, the “Products”) and to access or receive Data (as defined below) electronically in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall endeavor to give the Customer reasonable notice of its termination or suspension of access to the Products, including suspension or cancelation of any User Codes, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is known or suspected to be at risk. Access to the Products shall be subject to the Security Procedure.

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Users, provided that such use shall be in accordance with the terms of the Agreement, including this Annex. The Customer will not disclose or distribute (and will cause the Users not to disclose or distribute) to any other party, or allow any other party to access, inspect or copy the Products or any Data, except as reasonably necessary in the course of Customer’s management or administration of the funds or accounts for which services are provided under this Agreement. The Customer acknowledges that elements of the Data, including prices, Corporate Action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Customer acknowledges that there are security, cyberfraud, corruption, transaction error and access availability risks associated with using open networks such as the internet to access and use the Products, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all systems, software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer and its Users to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s website or the Products are unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Users to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any Liabilities arising out of the Customer’s use of, access to or inability to use the Products in the absence of J.P. Morgan’s gross negligence, fraud or willful misconduct.

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5.	Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to, and will ensure that its Users are advised of and have consented to, such monitoring, tracking and recording, and J.P. Morgan’s right to disclose data derived from such activity in accordance with the Agreement, including this Annex. J.P. Morgan shall own all right, title and interest in the data reflecting the Customer usage of the Products or J.P. Morgan’s website (including general usage data and aggregated transaction data), provided that J.P. Morgan’s use of such data shall remain, subject to its obligations of confidentiality set forth in this Agreement. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. The Customer hereby expressly consents, and will ensure that its Users are advised of and have consented to, J.P. Morgan’s collection, storage, use and transfer (including to or through jurisdictions that do not provide the same statutory protection as the originating jurisdictions(s)) of their personal data. Any personal data collected through, or in connection with, the Customer’s use of the Products shall be subject to J.P. Morgan’s Privacy Policy (available at: https://www.jpmorgan.com/global/privacy) and Cookies Policy (available at: https://www.jpmorgan.com/global/cookies), each as updated from time to time and incorporated herein by reference.

6.	The Customer shall not knowingly upload, post or transmit to or distribute or otherwise publish through the Products or J.P. Morgan’s web site any materials which (i) restrict or inhibit any other user from using and enjoying the Products or the website, (ii) are defamatory, offensive, explicit, or indecent, (iii) infringe the rights of third parties including intellectual property rights, (iv) contain a virus, Trojan horse, worm, time bomb, cancelbot or other harmful component, or (v) constitute or contain false or misleading information.

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its Users upon written request. The Customer shall not access, and shall not permit its Users to access, the service from any jurisdiction where J.P. Morgan informs the Customer, or where the Customer has actual knowledge, that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the Users, the Customer shall obtain from each User all necessary consents to enable J.P. Morgan to process data concerning that User for the purposes of providing the Products.

8.	The Customer will be subject to and shall comply with Applicable Law with regard to its use of the Products, including Applicable Law concerning restricting collection, use, disclosure, processing and free movement of the Data.

9.	The Customer shall be responsible for the compliance of its Users with the terms of this Annex.

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ANNEX B Availability Policy and Schedule – U.S. Accounts Held with JPMorgan Chase Bank, N.A. for U.S. Custody Clients

J.P. Morgan will make funds available on U.S. dollar deposits to account held in the U.S. by JPMorgan Chase Bank, N.A. on the same or next business day after the day of deposit depending on the type of deposit and in accordance with the below:

Determining the Day of Deposit: If a deposit is made to an account on a business day before the cut- off time established for that deposit channel (as outlined below) then J.P. Morgan will consider that day to be the day of deposit. However, if a deposit is made after the cut-off time or on a day that is not a business day, then J.P. Morgan will consider the deposit to have been made no later than the next business day. For determining the availability of deposits, every day is a business day, except Saturdays, Sundays, and federal banking holidays. Availability with respect to any deposit will be determined by how the deposit was received. Please note that J.P. Morgan may be unable to process a deposit in accordance with this availability schedule if required final beneficiary details are not provided, correctly formatted with the deposit.

Deposit channels and cut-off times for U.S. Custody clients

Wire Transfers: 5:30pm ET NY Time

Checks: 12:00pm ET or 12:00pm CT depending upon location to which check is sent.

Same Day Availability: Funds from the following deposits will be made available on the day of deposit:

•	Wire transfers
•	U.S. Dollar denominated checks drawn on accounts held with JPMorgan Chase Bank, N.A. in the U.S.

Next Day Availability: Funds from the following deposits will be made available on the first business day after the day of deposit:

•	All U.S. Dollar denominated checks that are payable to the Client drawn on banks other than JPMorgan Chase Bank, N.A. in the U.S.

This Availability Policy and Schedule may be changed without notice and such updated materials will be made available to you on J.P. Morgan Markets, Market Intelligence and by our newsflash distribution for subscribers.

Note: Separate availability policies and schedules are applicable for U.S. dollar accounts held with other lines of business within J.P. Morgan in the U.S, or where clients have subscribed to deposit services outside U.S. Custody.

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